UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission file number 0-14189

                           CELTIC INVESTMENT, INC.
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            (Exact name of registrant as specified in its charter)


                          102 West 500 South, Suite 300
                           Salt Lake City, Utah 84101
                                  (801)363-6500
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   (New Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          17W220 22nd St., Suite 420
                          Oakbrook Terrace, Il  60181
                                 (630)993-9010
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(Previous Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         $.001 Par Value Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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       (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       |X|            Rule 12h-3(b)(1)(i)       | |
   Rule 12g-4(a)(1)(ii)      | |            Rule 12h-3(b)(1)(ii)      | |
   Rule 12g-4(a)(2)(iii)     | |            Rule 12h-3(b)(2)(i)       | |
   Rule 12g-4(a)(2)(ii)      | |            Rule 12h-3(b) (2) (ii)    | |
                                            Rule 15d-6                | |

Approximate number of holders of record as of the certification or notice date:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    September 17, 1999         By:     Douglas P. Morris, President
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                                        /s/ Douglas P. Morris, President